Exhibit 10.1

AMENDMENT

TO THE

MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of August 18, 2014, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Lead Lender”) and GREEN PLAINS SUPERIOR LLC,  Omaha,  Nebraska (the “Company”).

BACKGROUND

             Lead Lender and the Company are parties to a Master Loan Agreement dated June 20, 2011 (such agreement, as previously amended, is hereinafter referred to as the “MLA”).  Lead Lender and the Company now desire to amend the MLA.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Lead Lender and the Company agree as follows:

1.          Section 10(H) of the MLA is hereby amended and restated to read as follows:

             SECTION 10.  Negative Covenants.  Unless otherwise agreed to in writing by Agent, while this agreement is in effect the Company will not:

                   (H)  Dividends, Etc.  Declare or pay any dividends, or make any distribution of assets to the member/owners, or purchase, redeem, retire or otherwise acquire for value any of its equity, or allocate or otherwise set apart any sum for any of the foregoing, except that a distribution may be accrued to the Company's member/owners of up to 40% of the year-to-date net profit before taxes (according to GAAP) and payment of this accrued amount may be made after the end of each fiscal quarter, provided that the Company has been and will remain in compliance with all loan covenants, terms, and conditions.  Furthermore, the Company may pay out equity with no limitation, provided working capital as calculated per Section 11 (A) of the MLA is equal to or greater than $10,000,000.00 after the distribution, provided that the Company has been and will remain in compliance with all loan covenants, terms, and conditions.

2.          Section 10(I) of the MLA shall be deleted in its entirety.

3.          Section 11 of the MLA is hereby amended and restated to read as follows:

            SECTION 11.    Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

                   (A)  Working Capital.  The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of current assets over current liabilities (both as determined in accordance with GAAP consistently applied) of not less than $3,000,000.00, except that in determining current assets, any amount available under the Revolving Term Loan Supplement (less the amount that would be considered a current liability under GAAP if fully advanced) hereto may be included.

                   (B)  Net Worth. The Company will have at the end of each period for which financial statements are required to be furnished pursuant to Section 9(H) hereof an excess of total assets over total liabilities (both as determined in accordance with GAAP consistently applied) of not less than $33,000,000.00.

                    (C)  Debt Service Coverage Ratio.  The Company will have at the end of each fiscal year of the Company a “Debt Service Coverage Ratio” (as defined below) for such year of not less than 1.00 to 1.00.  For purposes hereof, the term “Debt Service Coverage Ratio” shall mean the following (all as calculated for the most current year end in accordance with GAAP consistently applied):  (1) net income (before taxes), plus depreciation and amortization, plus new equity injections; divided by (2) $2,400,000.00.

4.         Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		GREEN PLAINS SUPERIOR LLC

By:	/s/ Kathryn J. Frahm	By:	/s/ Patrich Simpkins

Title:	VP Commercial Lender	Title:	EVP, Finance & Treasurer